Exhibit 99.1

Hillenbrand Industries Appoints Mark D. Ketchum and Eduardo R. Menascé to its Board of Directors

Appointments Expand Size of the Board from Nine to Eleven Members

BATESVILLE, IND., September 09, 2004 — Hillenbrand Industries, Inc. (NYSE:HB) today announced the appointments of Mark D. Ketchum, retiring President, Global Baby and Family Care business unit of The Procter & Gamble Company and Eduardo R. Menascé, President of the Enterprise Solutions Group for Verizon Communications to its Board of Directors. Mr. Ketchum will become a member of the Board’s Compensation and Management Development Committee and its Finance Committee. Mr. Menascé will replace Ray J. Hillenbrand on the Company’s Audit Committee and on the Company’s Nominating and Corporate Governance Committee.

Ray J. Hillenbrand, Chairman of the Board of Hillenbrand Industries, in commenting on the appointment said, “We’re delighted to add these two inspirational leaders to our Board. Mark’s diverse background in operations, marketing, and general management and his track record of globalizing businesses, building brands, and improving operational productivity will be an invaluable asset to us. As well, Eduardo’s depth and breath of experience leading organizations in today’s highly competitive international environment will provide invaluable insight and perspective that will be a great help to the Board as we manage its priorities to transform Hillenbrand into a growing global enterprise.”

Mr. Ketchum has held a broad range of assignments with Procter & Gamble since joining the Company in 1971. He has held leadership roles for thirteen years in manufacturing and operations, six years in brand management and advertising, and fourteen years in executive level general management positions. He holds a Bachelor of Science in Industrial Engineering and Operations Research from Cornell University. Mr. Ketchum has been a Cornell University Alumni Ambassador and, from 1991 to 1999 was on the Board of Directors, Tissue Division of the American Forest & Paper Association.

Mr. Menascé has had a distinguished career with significant international experience at the executive level, in operations and in finance. In his current position, his responsibilities include oversight of all sales, marketing and service delivery for Verizon’s largest business and government customers. Prior to the merger of Bell Atlantic and GTE, which created Verizon Communications, he held several positions at GTE, living in Brazil, Argentina, Venezuela and France. Mr. Menascé has held senior positions, at CTI MOVIL S.A. — Argentina, CANTV in Venezuela, and Wagner Lockheed and Alcatel in Brazil. He earned a Bachelor degree in Industrial Engineering from Universidad Pontificia Catolica de Rio de Janeiro and a Master’s degree in Business Administration from Columbia University. Mr. Menascé currently serves on the Board of Directors of Pitney Bowes Inc., a global provider of integrated mail and document management solutions, and Key Corp, one of the nation’s leading bank-based financial services companies. He also serves on the Board of Advisors of Adventis, a leading management and strategy consultancy to the converging global information industries.

ABOUT HILLENBRAND INDUSTRIES INC.

Hillenbrand Industries, Inc., headquartered in Batesville, Indiana, is a publicly traded holding company for two major wholly owned businesses serving the funeral services and health care industries. Hill-Rom Company is a recognized leader in the worldwide health care community providing sales, rentals, service and support for products including beds, non-invasive therapeutic devices and surfaces, stretchers, furniture, communication systems, and headwall systems. Batesville Casket is a leading manufacturer and supplier of burial caskets, cremation products and related services to licensed funeral homes.

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